Exhibit 99.1
OneWater Marine Inc. Announces Fiscal Fourth Quarter and Full-Year 2025 Results
Well-positioned Entering Fiscal Year 2026 with Healthy Inventory Levels

Fiscal Year 2025 Highlights
•Revenue increased 6% to $1.9 billion
•Same-store sales increased 6%, significantly outpacing broader industry trends
•Gross profit margin of 22.8%, reflecting highly competitive environment as the market continued to normalize
•Recorded a $146 million non-cash goodwill and intangible asset impairment charge in the fourth quarter, resulting in a GAAP net loss of $(116) million, or $(7.22) per diluted share; adjusted diluted earnings per share1 was $0.44
•Adjusted EBITDA1 of $70 million

BUFORD, GA – November 13, 2025 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal fourth quarter and year ended September 30, 2025.

“We delivered a solid finish to what was a challenging fiscal 2025 for our industry, outperforming the market and continuing to advance our strategic priorities. Amid heightened competition and elevated promotional activity, our teams executed with discipline, managing inventory to the cleanest levels we have seen in years. Supported by our flexible operating model, we effectively aligned costs with market demand and successfully navigated this dynamic environment,” commented Austin Singleton, Executive Chairman at OneWater.

“With our strategic brand exits complete and industry inventories approaching healthier levels, we see opportunity for margin expansion in fiscal 2026 as we sharpen our focus on our portfolio of strong core brands. As the industry stabilizes and production trends normalize, we believe OneWater is well positioned to capitalize on growth opportunities, enhance profitability, and continue outperforming the broader marine industry.”

For the Three Months Ended September 30	2025	2024	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$274,534	$216,740	$57,794	26.7%
Pre-owned boat	91,439	73,373	18,066	24.6%
Finance & insurance income	12,774	11,472	1,302	11.3%
Service, parts & other	81,388	76,270	5,118	6.7%
Total revenues	$460,135	$377,855	$82,280	21.8%

Fiscal Fourth Quarter 2025 Results

Revenue for fiscal fourth quarter 2025 was $460.1 million, an increase of 21.8% compared to $377.9 million in fiscal fourth quarter 2024. Same-store sales increased 23%. New boat revenue increased 26.7%, driven by an increase in units sold and average price per unit. Pre-owned boat revenue increased 24.6%, driven by the increase in units sold and average price per unit. Finance & insurance income decreased slightly as a percentage of total boat sales, and service, parts & other sales were up 6.7% compared to the prior year quarter. As a reminder, the fiscal fourth quarter 2024 was impacted by Hurricane Helene, which made landfall on the west coast of Florida in September of 2024, disrupting the Company’s ability to deliver boats. This negatively impacted revenue in the prior year period resulting in a more favorable year over year comparison for fourth quarter 2025 sales.

Gross profit totaled $103.9 million for fiscal fourth quarter 2025, up $13.2 million from $90.7 million for fiscal fourth quarter 2024. Gross profit margin of 22.6% decreased 140 basis points compared to the prior year period, driven by new boat model mix, pricing on continuing brands, and the impact of select brands the Company exited.

Fiscal fourth quarter 2025 selling, general and administrative expenses totaled $84.3 million, or 18.3% of revenue, compared to $79.5 million, or 21.0% of revenue, in fiscal fourth quarter 2024. The decrease in selling, general and administrative expenses as a percentage of revenue was driven by higher revenues and ongoing reductions in the Company’s expense structure.

Net loss for fiscal fourth quarter 2025 totaled $(113.0) million, compared to net loss of $(10.4) million in fiscal fourth quarter 2024. The net loss in the period was driven by a $145.8 million non-cash impairment charge related to goodwill and certain intangible assets. The Company reported net loss per diluted share for fiscal fourth quarter 2025 of $(6.90), compared to net loss per diluted share of $(0.63) in 2024. Adjusted diluted earnings per share1 for fiscal fourth quarter 2025 was less than $0.01, compared to adjusted diluted loss per share1 of $(0.36) in 2024.

Fiscal fourth quarter 2025 Adjusted EBITDA1 increased 123.0% to $17.5 million compared to $7.8 million for fiscal fourth quarter 2024.

For the Twelve Months Ended September 30	2025	2024	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$1,158,165	$1,118,292	$39,873	3.6%
Pre-owned boat	363,906	312,193	51,713	16.6%
Finance & insurance income	54,959	51,494	3,465	6.7%
Service, parts & other	295,304	290,651	4,653	1.6%
Total revenues	$1,872,334	$1,772,630	$99,704	5.6%

Fiscal Year Ended September 30, 2025 Results

Revenue for the fiscal year ended September 30, 2025 increased 5.6% to $1,872.3 million from $1,772.6 million for the fiscal year ended September 30, 2024, driven by an increase in new and pre-owned average selling price compared to the prior year. Same-store sales increased 6% compared to the prior year. Finance & insurance sales remained flat as a percentage of total boat sales, and service, parts & other sales were up 1.6% compared to the prior year. Dealership service, parts, & other sales increased compared to the prior year while Distribution segment sales were lower due to reduced production by boat manufacturers.

Gross profit totaled $427.0 million for fiscal year 2025, compared to $435.1 million for fiscal year 2024. Gross profit margin of 22.8% decreased 170 basis points compared to the prior year, primarily driven by new boat model mix, pricing on continuing brands, and the impact of select brands the Company exited.

Fiscal year 2025 selling, general and administrative expenses totaled $343.3 million, or 18.3% of revenue, compared to $332.7 million, or 18.8% of revenue in fiscal year 2024. The decrease in selling, general and administrative expenses as a percentage of revenue was due primarily to higher revenues and ongoing reductions in the Company’s expense structure.

Net loss for fiscal year 2025 totaled $(116.2) million compared to net loss of $(6.2) million in fiscal year 2024, a decrease of $110.1 million. The decrease was primarily due to a $145.8 million non-cash impairment charge related to goodwill and certain intangible assets during the fourth quarter of 2025. The Company reported a net loss per diluted share for fiscal year 2025 of $(7.22), compared to net loss per diluted share of $(0.39) in 2024. Adjusted diluted earnings per share1 for fiscal year 2025 was $0.44, compared to adjusted diluted earnings per share of $0.98 in 2024. Adjusted EBITDA1 decreased 15.0% to $70.1 million, compared to $82.5 million in fiscal year 2024.

As of September 30, 2025, the Company’s cash and cash equivalents balance was $52.2 million and total liquidity, including cash and availability under credit facilities, was approximately $67 million. Total inventory as of September 30, 2025, decreased to $539.8 million, compared to $590.8 million on September 30, 2024. Inventory declined primarily as a result of the Company’s disciplined inventory management approach. Total long-term debt as of September 30, 2025 was $412.1 million, and adjusted long-term net debt (net of $52.2 million cash)1 was 5.1 times trailing twelve-month Adjusted EBITDA1.

Fiscal Year 2026 Guidance

For fiscal full-year 2026, OneWater anticipates industry-wide unit sales to be flat year over year. When factoring in the lost revenue from exited brands, the Company expects dealership same-store sales to be flat year over year and total revenue to be in the range of $1.83 billion to $1.93 billion. Adjusted EBITDA2 is expected to be in the range of $65 million to $85 million and adjusted diluted earnings per share2 is expected to be in the range of $0.25 to $0.75.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal fourth quarter and full-year earnings on Thursday, November 13th, at 8:30 am Eastern time. To access the conference call via phone, participants can dial 1-646-564-2877 (US) or 1-800-549-8228 (North America Toll Free).

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

A telephonic replay will also be available through November 20th, 2025 by dialing 1-646-517-3975 (US) or 1-888-660-6264 (North America Toll Free) and entering access code 51563.

1.See reconciliation of Non-GAAP financial measures below.

2.See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA and adjusted diluted earnings per share are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Revenues:
New boat	$274,534	$216,740	$1,158,165	$1,118,292
Pre-owned boat	91,439	73,373	363,906	312,193
Finance & insurance income	12,774	11,472	54,959	51,494
Service, parts & other	81,388	76,270	295,304	290,651
Total revenues	460,135	377,855	1,872,334	1,772,630

Gross profit
New boat	44,105	35,403	183,214	196,886
Pre-owned boat	15,943	14,060	65,545	64,125
Finance & insurance	12,774	11,472	54,959	51,494
Service, parts & other	31,072	29,718	123,304	122,558
Total gross profit	103,894	90,653	427,022	435,063

Selling, general and administrative expenses	84,296	79,511	343,285	332,680
Depreciation and amortization	5,208	5,216	21,634	19,401
Transaction costs	436	564	1,547	1,530
Change in fair value of contingent consideration	(2,585)	330	(2,133)	4,248
Restructuring and impairment	146,666	539	148,139	12,386
(Loss) income from operations	(130,127)	4,493	(85,450)	64,818

Other expense (income):
Interest expense – floor plan	6,599	8,460	28,469	34,087
Interest expense – other	9,054	9,698	36,183	37,050
Other expense (income), net	576	(875)	1,429	14
Total other expense, net	16,229	17,283	66,081	71,151
Net income (loss) before income tax expense (benefit)	(146,356)	(12,790)	(151,531)	(6,333)
Income tax expense (benefit)	(33,398)	(2,379)	(35,301)	(157)
Net income (loss)	(112,958)	(10,411)	(116,230)	(6,176)
Net (income) attributable to non-controlling interests	—	—	—	(119)
Net loss attributable to non-controlling interests	—	1,162	1,648	590
Net income (loss) attributable to OneWater Marine Inc.	$(112,958)	$(9,249)	$(114,582)	$(5,705)

Net earnings (loss) per share of Class A common stock – basic	$(6.90)	$(0.63)	$(7.22)	$(0.39)
Net earnings (loss) per share of Class A common stock – diluted	$(6.90)	$(0.63)	$(7.22)	$(0.39)

Basic weighted-average shares of Class A common stock outstanding	16,372	14,628	15,869	14,585
Diluted weighted-average shares of Class A common stock outstanding	16,372	14,628	15,869	14,585

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2025	September 30, 2024
ASSETS
Cash	$52,166	$16,849
Restricted cash	12,654	10,488
Accounts receivable, net	60,885	73,269
Inventories	539,793	590,838
Prepaid expenses and other current assets	53,715	85,922
Total current assets	719,213	777,366
Property and equipment, net	91,576	93,224
Operating lease right-of-use assets	128,988	138,829
Other long-term assets	2,309	1,299
Deferred tax assets, net	72,587	37,278
Intangible assets, net	130,198	205,391
Goodwill	258,954	336,602
Total assets	$1,403,825	$1,589,989

LIABILITIES
Accounts payable	$43,758	$32,106
Other payables and accrued expenses	41,429	42,116
Customer deposits	29,280	63,955
Notes payable – floor plan	419,682	443,386
Current portion of operating lease liabilities	16,615	15,704
Current portion of long-term debt, net	41,557	7,874
Current portion of tax receivable agreement liability	2,637	2,578
Total current liabilities	594,958	607,719
Other long-term liabilities	2,544	12,563
Tax receivable agreement liability	34,858	38,019
Long-term operating lease liabilities	115,977	126,001
Long-term debt, net (1)	370,535	414,934
Total liabilities	1,118,872	1,199,236

STOCKHOLDERS’ EQUITY
Total stockholders’ equity attributable to OneWater Marine Inc.	284,953	360,810
Equity attributable to non-controlling interests	—	29,943
Total stockholders’ equity	284,953	390,753
Total liabilities and stockholders’ equity	$1,403,825	$1,589,989

(1) See Cautionary Statements below.

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to OneWater Marine Inc.	$(112,958)	$(9,249)	$(114,582)	$(5,705)
Transaction costs	436	564	1,547	1,530
Intangible amortization	1,629	2,099	8,067	7,842
Change in fair value of contingent consideration	(2,585)	330	(2,133)	4,248
Restructuring and impairment	146,666	3,471	149,678	15,318
Other expense (income), net	576	(875)	1,429	14
Net income attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	—	(503)	(568)	(2,606)
Adjustments to income tax expense (2)	(33,746)	(1,170)	(36,345)	(6,060)
Adjusted net income (loss) attributable to OneWater Marine Inc.	18	(5,333)	7,093	14,581

Net income (loss) per share of Class A common stock - diluted	$(6.90)	$(0.63)	$(7.22)	$(0.39)
Transaction costs	0.03	0.04	0.10	0.10
Intangible amortization	0.10	0.14	0.51	0.54
Change in fair value of contingent consideration	(0.16)	0.02	(0.13)	0.29
Restructuring and impairment	8.96	0.24	9.43	1.05
Other expense (income), net	0.04	(0.06)	0.09	—
Net income attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	—	(0.03)	(0.04)	(0.18)
Adjustments to income tax expense (2)	(2.06)	(0.08)	(2.29)	(0.42)
Adjustment for dilutive shares (3)	(0.01)	—	(0.01)	(0.01)
Adjusted earnings (loss) per share of Class A common stock - diluted	$—	$(0.36)	$0.44	$0.98

(1) Represents an allocation of the impact of reconciling items to our non-controlling interest.
(2) Represents an adjustment of all reconciling items at an estimated effective tax rate.
(3) Represents an adjustment for shares that are anti-dilutive for GAAP earnings per share but are dilutive for adjusted earnings per share.

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except ratios)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025		2024
Net income (loss)	$(112,958)	$(10,411)	$(116,230)		$(6,176)
Interest expense – other	9,054	9,698	36,183		37,050
Income tax expense (benefit)	(33,398)	(2,379)	(35,301)		(157)
Depreciation and amortization	5,930	5,932	24,440		22,187
Stock-based compensation	3,782	1,518	10,499		8,443
Change in fair value of contingent consideration	(2,585)	330	(2,133)		4,248
Transaction costs	436	564	1,547		1,530
Restructuring and impairment	146,666	3,471	149,678		15,318
Other expense (income), net	576	(875)	1,429		14
Adjusted EBITDA	$17,503	$7,848	$70,112		$82,457

Long-term debt (including current portion)			$412,092		$422,808
Less: cash			(52,166)		(16,849)
Adjusted long-term net debt			$359,926		$405,959

Pro forma adjusted net debt leverage ratio			5.1	x	4.9	x

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 95 retail locations, 9 distribution centers / warehouses and multiple online marketplaces in 19 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Cautionary Statements

The summary financial results and other information included in this press release are preliminary, unaudited, and subject to completion of the Company’s financial closing and audit processes. These preliminary summarized results represent management’s current estimates based on information available as of the date hereof, include assumptions regarding the anticipated completion of the Company’s debt refinancing, and are subject to change. Accordingly, these results should not be viewed as a substitute for the complete audited financial statements to be included in the Company’s Annual Report on Form 10-K, once filed with the Securities and Exchange Commission. Actual results may differ materially from these estimates.

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: changes in demand for our products and services, the seasonality and volatility of the boat industry, effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of a global health concern on the Company’s business, geopolitical risks, including the imposition of or changes in tariffs, duties, or other taxes affecting international trade, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income Attributable to OneWater Marine Inc., Adjusted Diluted Earnings Per Share and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA and adjusted diluted earnings per share guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to change in fair value of contingent consideration and transaction costs. Change in fair value of contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA and adjusted diluted earnings per share are not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax (benefit) expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, restructuring and impairment, stock-based compensation and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, income tax (benefit) expense, restructuring and impairment, stock-based compensation and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share

We define Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. as Net (Loss) Income Attributable to OneWater Marine Inc. before transaction costs, intangible amortization, change in fair value of contingent consideration, restructuring and impairment and other expense (income), all of which are then adjusted for an allocation to the non-controlling interest of OneWater Marine Holdings, LLC. Each of these adjustments are subsequently adjusted for income tax at an estimated effective tax rate. Management also reports Adjusted Diluted (Loss) Earnings Per Share which presents all of the adjustments to Net (Loss) Income Attributable to OneWater Marine Inc. noted above on a per share basis. See reconciliation above.

Our board of directors, management team and lenders use Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of unusual or one time charges and other items (such as the change in fair value of contingent consideration, intangible amortization, restructuring and impairment, transaction costs and other expense (income)) that impact the comparability of financial results from period to period. We present these metrics because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Same-Store Sales

We define same-store sales as sales from our Dealership segment, excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed or sold stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our Dealership segment revenue. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Investor or Media Contact:
Jack Ezzell
Chief Operating Officer and Chief Financial Officer
IR@OneWaterMarine.com